Exhibit 11
                              BellSouth Corporation
                        Computation of Earnings Per Share
                              (Dollars in Millions)

                                                   For the three months ended
                                                           March 31,
                                                       2004           2005
                                                       ----           ----

-------------------------------------------------
EARNINGS PER SHARE - BASIC:
-------------------------------------------------

Income From Continuing Operations Before
     Discontinued Operations.....................        $ 1,150         $ 683

Discontinued Operations, net of tax..............            449           381
                                                  --------------- -------------

Net Income.......................................        $ 1,599       $ 1,064
                                                  =============== =============
                                                  =============== =============

Weighted Average Shares Outstanding..............          1,832         1,831

Earnings Per Common Share Before
     Discontinued Operations.....................         $ 0.63        $ 0.37

Discontinued Operations, net of tax..............           0.25          0.21
                                                  --------------- -------------

Earnings Per Share*..............................          $0.87         $0.58
                                                  =============== =============


-------------------------------------------------
EARNINGS PER SHARE - DILUTED:
-------------------------------------------------

Income From Continuing Operations Before
     Discontinued Operations.....................        $ 1,150         $ 683

Discontinued Operations, net of tax..............            449           381
                                                  --------------- -------------

Net Income.......................................        $ 1,599       $ 1,064
                                                  =============== =============

Weighted Average Shares Outstanding..............          1,832         1,831

Incremental shares from assumed exercise
     of stock options and payment of
     performance share awards....................              6             5
                                                  --------------- -------------

Diluted Shares Outstanding.......................          1,838         1,836
                                                  =============== =============
                                                  =============== =============

Earnings Per Common Share Before
     Discontinued Operations.....................         $ 0.63        $ 0.37

Discontinued Operations, net of tax..............           0.24          0.21
                                                  --------------- -------------
                                                  --------------- -------------

Earnings Per Share...............................         $ 0.87         $0.58
                                                  =============== =============

*Earnings Per Share may not sum due to rounding.